Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 033-47605, 333-144580 and 333-216715) pertaining to the Retirement and Savings Plan for Amgen Manufacturing Limited LLC of Amgen Inc. of our report dated June 11, 2026, with respect to the financial statements and schedule of the Retirement and Savings Plan for Amgen Manufacturing Limited LLC included in this Annual Report (Form 11-K) for the year ended December 31, 2025.

/s/ ERNST & YOUNG LLP
Los Angeles, California
June 11, 2026